UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 14, 2010
MIDWEST BANC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
001-13735
(Commission File Number)

Delaware	36-3252484
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
501 West North Avenue
Melrose Park, Illinois 60160
(Address of Principal Executive Offices)
(708) 865-1053
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership.
     On May 14, 2010, Midwest Bank and Trust Company (the “Bank”), the wholly-owned bank subsidiary of Midwest Banc Holdings, Inc. (the “Company”), was closed by the Illinois Division of Banking and placed into receivership by the Federal Deposit Insurance Corporation. The Company’s ownership interest in the Bank represented substantially all of the Company’s assets. As a result of the Bank’s receivership, the Company no longer has an investment in the Bank.
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     At May 14, 2010, the Company had $60.8 million in junior subordinated debentures owed to unconsolidated trusts that were formed to issue trust preferred securities. The Company has provided a full, irrevocable, and unconditional subordinated guarantee of the obligations of these trusts under the preferred securities. During the second quarter of 2009, the Company began deferring interest payments on its junior subordinated debentures as permitted by the terms of the debentures.
     On March 31, 2010, the forbearance agreement that the Company entered into with its lender expired. The forbearance agreement provided that upon the expiration of the forbearance period, the amounts due to the lender would be immediately due and payable.
     Under the terms of the various trusts, the appointment of a receiver for the Bank and/or the expiration of the forbearance period may be deemed an event of default, which would mean that the entire amount due under the various debentures (including all principal and accrued interest) would be immediately due and payable without further action on the part of the holders of the debentures.
     The Company, however, does not believe that an event of default has occurred under the debentures.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On May 17, 2010, the Company received a staff determination letter from The Nasdaq Stock Market (the “Letter”) notifying the Company that its common stock and its depositary shares, each representing 1/100th of a Share of Series A Noncumulative Redeemable Convertible Preferred Stock (“Depositary Shares”), will be delisted from The Nasdaq Stock Market. Trading in the Company’s common stock and Depositary Shares was halted by Nasdaq on May 17, 2010. The Letter indicated that Nasdaq was concerned about the Company’s ability to demonstrate compliance with all of the requirements for continued listing on Nasdaq, as well as the residual equity interest of the Company’s common and preferred stockholders. In the Letter, the Nasdaq staff specifically cited the Company’s failure to comply with Listing Rule 5550(b)(1) related to minimum stockholders’ equity and alternative market capitalization or net income criteria. As a result, and based on its broad discretionary authority pursuant to Listing Rule 5100, the Nasdaq staff has made a determination to delist the Company’s common stock and Depositary Shares. The Company does not intend to appeal the delisting decision. Trading in the Company’s common stock and Depositary Shares will be suspended on May 26, 2010. A Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s common stock and Depositary Shares from listing and registration on The Nasdaq Stock Market.

     The Letter advised the Company that the Company’s common stock and Depositary Shares would not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.” A copy of the Letter is filed as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01—Financial Statements and Exhibits.
(d)	Exhibits

Exhibit 99.1—Letter from The Nasdaq Stock Market dated May 17, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MIDWEST BANC HOLDINGS, INC.
Date: May 20, 2010	By:	/s/ JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit

99.1	Letter from The Nasdaq Stock Market dated May 17, 2010.

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